UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2023

Eloxx Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31326	84-1368850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Arsenal Way, Suite 130, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (781) 577-5300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ELOX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retention Program

On August 23, 2023, the Board of Directors (the “Board”) of Eloxx Pharmaceuticals, Inc. (the “Company”) approved a retention program (the “Retention Program”) that provides for the potential future grant of equity-based awards to the Company’s Chief Executive Officer, Sumit Aggarwal, and to Vijay Modur, the Company’s Head of Research and Development, as well as other employees of the Company and the Company’s non-employee directors. The Retention Program also provides for the current grant of equity-based awards to the Company’s Chief Executive Officer. Each of these equity awards are to be made under the Company’s 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”).

Chief Executive Officer Performance Equity Grant

On August 23, 2023, the Board granted to the Chief Executive Officer (i) a performance-based restricted stock unit award (“RSUs”) covering 75,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (the “Performance RSU Award”), and (ii) a performance-based stock option to purchase 25,000 shares of Common Stock (the “2023 Performance Stock Option Award” and, together with the Performance RSU Award, the “CEO Performance Awards”). The CEO Performance Awards vest in full upon the earliest to occur of: (i) the Company achieving a market capitalization of at least $35 million, (ii) the consummation of one or more capital raising transactions having an aggregate value of least $25 million, or (iii) the consummation of a Change in Control (as defined in the 2018 Equity Incentive Plan) (each, a “Qualifying Event”), subject to Mr. Aggarwal’s Continuous Service (as defined in the 2018 Equity Incentive Plan) with the Company through the date of the applicable Qualifying Event. The 2023 Performance Stock Option Award has an exercise price of $4.63, the closing price of a share of Common Stock on August 23, 2023, the date of grant, and has a ten year term, subject to earlier termination as described in the 2023 Performance Stock Option Award Agreement.

As part of the Retention Program, the Board also approved the potential future grant to Mr. Aggarwal of an additional stock option to purchase 50,000 shares of Common Stock, subject to certain conditions described below (the “2024 Stock Option Award”) to be granted on or after the later of (i) such time when there are sufficient shares reserved under the 2018 Equity Incentive Plan upon effectiveness of the “evergreen” provision set forth in Section 3(a) thereof (the “Evergreen Provision”) and (ii) effectiveness of the Registration Statement on Form S-8 covering the shares described in clause (i), subject to Mr. Aggarwal’s Continued Service through the grant date. The shares of Common Stock subject to the 2024 Stock Option Award will have a vesting schedule to be approved by the Board, will have an exercise price of not greater than $4.63 and will be subject to the terms of the 2018 Equity Incentive Plan and the applicable award agreement.

The foregoing descriptions of the Performance Stock Option Award and the 2023 Performance RSU Award are summaries and are qualified in their entirety by the terms of the 2023 Performance Stock Option Award Agreement and Performance RSU Award Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023.

Named Executive Officer (“NEO”) Restricted Stock Unit Retention Awards

On August 23, 2023, the Board approved the potential future award of 60,000 RSUs to Mr. Aggarwal and 20,000 RSUs to Vijay Modur, Head of Research and Development of the Company, pursuant to the Retention Program and to be granted under the 2018 Incentive Plan (the “NEO Retention RSU Grants”). The NEO Retention RSU Grants are expected to be granted on or after the later of (i) such time when there are sufficient shares reserved under the 2018 Equity Incentive Plan upon effectiveness of the Evergreen Provision and (ii) effectiveness of the Registration Statement on Form S-8 covering the shares described in clause (i), subject to the applicable NEO’s Continued Service through the applicable grant date and approval of such awards by the Board. The NEO Retention RSUs will have a vesting schedule to be approved by the Board and be subject to the terms of the 2018 Equity Incentive Plan and the applicable award agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2023	ELOXX PHARMACEUTICALS, INC.

	By:	/s/ Sumit Aggarwal
Name: Sumit Aggarwal
Title: President and Chief Executive Officer